UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 26, 2011

MCAFEE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31216	77-0316593

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2821 Mission College Boulevard
Santa Clara, California 95054
(Address of principal executive offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
     On January 26, 2011, the European Commission (the “EC”) announced that it had granted conditional antitrust clearance of the proposed acquisition (the “Merger”) of McAfee, Inc., a Delaware corporation (“McAfee”) by Intel Corporation, a Delaware corporation (“Intel”), that is contemplated by the Agreement and Plan of Merger, dated as August 18, 2010, between McAfee, Intel and Jefferson Acquisition Corporation (the “Merger Agreement”). As part of the EC’s clearance decision, Intel has agreed to certain commitments, including, among other things, (i) to ensure that vendors of rival security solutions will have access to all necessary information to use functionalities of Intel’s central processing units (“CPUs”) and chipsets in the same way as those functionalities used by McAfee, (ii) not to actively impede competitors’ security solutions from running on Intel CPUs or chipsets, and (iii) to avoid hampering the operation of McAfee’s security solutions when running on personal computers containing CPUs or chipsets sold by Intel’s competitors. The commitments of Intel set forth in the EC’s clearance decision will be monitored by a trustee, and Intel has also committed to the EC that it will not close the Merger until twenty (20) working days after the date of the EC’s clearance decision in order to allow reasonable time for the appointment of such trustee.
     As previously announced, McAfee’s stockholders approved the Merger on November 2, 2010, and on December 20, 2010, McAfee received notification from the United States Federal Trade Commission that the waiting period had expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     The Merger remains subject to the satisfaction or waiver of the other closing conditions specified in the Merger Agreement. The Merger Agreement was previously filed by McAfee as an exhibit to its Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCAFEE, INC.
By:	/s/ Jonathan Chadwick
	Name:	Jonathan Chadwick
	Title:	Chief Financial Officer

Date: January 26, 2011